EXHIBIT 4.22

AMENDING AGREEMENT #6
THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2023.
BETWEEN:
ONCOYLYTICS BIOTECH (U.S.), INC.,
("OBUS")
- and -
ANDREW DE GUTTADAURO
(the "Employee")
WHEREAS the Employee is an officer of OBUS whose terms of employment are set forth in the Employment Agreement dated effective June 29, 2017, as amended by Amending Agreement #1, Amending Agreement #2, Amending Agreement #3, Amending Agreement #4 and Amending Agreement #5 (collectively the “Employment Agreement”);
AND WHEREAS OBUS and the Employee wish to further amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2Amendment to the Employment Agreement

The Employment Agreement Section 3 – Remuneration is amended as follows:

(1)    Commencing January 1, 2023, OBUS shall pay to the Employee a salary of THREE HUNDRED FIFTY-TWO THOUSAND SIX HUNDRED AND SEVEN ($352,607.00) UNITED STATES DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of FOURTEEN THOUSAND SIX HUNDRED NINETY-ONE UNITED STATES DOLLARS and NINETY-SIX CENTS ($14,691.96) on the 15th and last day of each month.

3Confirmation

(1)    The parties confirm that the increase in Base Salary is a result of an assessment of increases in cost-of-living indices and salary benchmarking.

(2)    The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

EXHIBIT 4.22

4Miscellaneous

(a)This Agreement shall be governed by and construed in accordance with the laws of California.

(b)The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(c)This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH (U.S.), INC.

Per:	/s/Gilles Gosselin
Gilles Gosselin Director
Per:	/s/Matthew Coffey
Matthew Coffey Director

/s/Andrew de Guttadauro
____________________________________
ANDREW DE GUTTADAURO